Exhibit 10.12

Compensation Recoupment Policy of
Pitney Bowes Inc.
Dated December 1, 2023

Article A.
Purpose and General Terms
Section A-1.Purpose.

Pitney Bowes Inc. (the “Company”) has adopted this Compensation Recoupment Policy (this “Policy”) to:
(a)implement a mandatory clawback policy in the event of a Restatement in compliance with the applicable rules of the New York Stock Exchange (“NYSE”), which is set forth in Article B of this Policy; and
(b)implement a discretionary clawback policy to recoup certain compensation in circumstances involving misconduct, as determined advisable in the discretion of the Committee (as defined in Section A-6, below), which is set forth in Article C of this Policy.
Any capitalized terms used, but not immediately defined, in this Policy have the meanings set forth in Section A-6, Section B-1 or Section C-1, as applicable.
Section A-2. Administration.

This Policy shall be administered in the sole discretion of the Committee. The Committee shall have the discretion to interpret the Policy and make all determinations with respect to this Policy, consistent with applicable law and this Policy. Without limiting the foregoing:
(a)Article B of this Policy shall be interpreted in a manner that is consistent with the requirements of the Applicable Rules, and compliance with this Policy shall not be waived by the Committee, the Board or the Company in any respect; and
(b)Article C of this Policy shall be interpreted in the Committee’s sole discretion; provided that the Committee may delegate its administrative responsibility to one or more officers of the Company or any subsidiary, and/or to one or more agents with respect to Covered Persons other than Covered Officers, in which case references herein to the Committee shall be deemed to include such management committee, as applicable, and the Board may assume any or all powers and authority of the Committee with respect to administration of Article C, in which case references to the Committee shall be deemed to include the Board, as applicable.
Any interpretations and determinations made by the Committee shall be final and binding on all affected individuals.
Section A-3.Effective Date; Term.

This Policy is effective as of October 2, 2023 (the “Effective Date”). Article B of this Policy applies to Incentive-Based Compensation that is Received by any Covered Officer on or after the Effective Date as described in Section B-3 below.

Section A-4.Amendment.

The Board may amend this Policy from time to time in its discretion, subject to any limitations under applicable law or listing standards, including, in the case of Article B, the Applicable Rules. Without limiting the forgoing, the Board may amend this Policy as it deems necessary to reflect any amendment of the Applicable Rules or regulations or guidance issued under the Applicable Rules.
Section A-5.No Substitution of Rights; Non-Exhaustive Rights.

Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights that may be available to the Company pursuant to (a) the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan or any successor plan thereto (as applicable the “Equity Plan”), the Pitney Bowes Inc. Key Employees Incentive Plan, or any successor thereto (as applicable the “Bonus Plan”), or any other incentive plan of the Company or any of its subsidiaries, (b) the terms of any recoupment policy or provision in any employment agreement, compensation agreement or arrangement, or other agreement, or (c) any other legal remedies available to the Company under applicable law.
In addition to recovery of compensation as provided for in this Policy, the Company may take any and all other actions as it deems necessary, appropriate and in the Company’s best interest in connection with the Committee determining that this Policy should apply, including termination of the employment of, or initiating legal action against, a Covered Officer or Covered Person (as applicable), and nothing in this Policy limits the Company’s rights to take any such appropriate actions.
Section A-6.Defined Terms.

The following capitalized terms used in this Policy have the following meanings:

(a)“Applicable Rules” means Section 10D of the Exchange Act and Rule 10D-1 promulgated thereunder and Section 303A.14 of the Listed Company Manual of the New York Stock Exchange LLC.
(b)“Board” means the Board of Directors of the Company.
(c)“Clawback Compensation” means, for the purposes of Article B, Incentive-Based Compensation and, for the purposes of Article C, Covered Compensation, in each case as determined to be subject to repayment pursuant to this Policy.
(d)“Committee” means the Executive Compensation Committee of the Company, or, in the absence of such committee, a majority of independent directors serving on the Board.
(e)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(f)“Regulators” means, as applicable, the Securities and Exchange Commission and NYSE.

Article B.
Dodd-Frank Recoupment Policy for
Covered Officers
Section B-1.Specific Defined Terms. For the purposes of this Article B, the following terms have the following meanings, which will be interpreted to comply with the Applicable Rules:

(a)“Covered Officer” means each officer of the Company who is the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice president of the Company in charge of a principal business unit, division or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar significant policy-making functions for the Company, as determined under 17 CFR §229.401(b). Any covered officer of any of the Company’s parents or subsidiaries is a “Covered Officer” for purposes of this Policy if such covered officer performs significant policy-making function described in the preceding sentence for the Company.
(b)“Financial Reporting Measures” means (i) measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures1, (ii) the Company’s stock price, and (iii) total shareholder return in respect of the Company. A “Financial Reporting Measure” need not be presented within the financial statements or included in a filing with the SEC.
(c)“Incentive-Based Compensation” means any compensation that is granted, earned, or vested, based wholly or in part upon the attainment of a Financial Reporting Measure.2 Incentive-Based Compensation does not include, among other forms of compensation, equity awards that vest exclusively upon completion of a specified employment period, without any performance condition, and bonus awards that are based on goals unrelated to Financial Reporting Measures.
(d)“Received” – Incentive-Based Compensation is deemed “Received” for the purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure applicable to the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
(e)“Recovery Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare a Restatement, which date is the earlier of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that
1 “Financial Reporting Measures” may include, but are not limited to, the following examples of accounting-based measures and measures derived from: (i) revenues; (ii) net income; (iii) operating income; (iv) profitability of one or more reportable segments; (v) financial ratios (e.g., accounts receivable turnover and inventory turnover rates); (vi) earnings before interest, taxes, depreciation and amortization; (vii) funds from operations and adjusted funds from operations; (viii) liquidity measures (e.g., working capital, operating cash flow); (ix) return measures (e.g., return on invested capital, return on assets); and (x) earnings measures (e.g., earnings per share).

2 “Incentive-Based Compensation”, may include, but is not limited to, (i) non-equity incentive plan awards that are earned based wholly or in part on satisfying a Financial Reporting Measure performance goal; (ii) bonuses paid from a “bonus pool,” the size of which is determined based wholly or in part on satisfying a Financial Reporting Measure performance goal; (iii) other cash awards based on satisfaction of a Financial Reporting Measure performance goal; (iv) restricted stock, restricted stock units, performance stock units, stock options, and stock appreciation rights that are granted or become vested wholly or in part on satisfying a Financial Reporting Measure performance goal; and (v) proceeds received upon the sale of shares or the exercise of options/SARs acquired through an incentive plan that were granted or vested based wholly or in part on satisfying a Financial Reporting Measure performance goal.

the Company is required to prepare a Restatement or (ii) a date that a court, regulator or other legally authorized body directs the Company to prepare a Restatement.
(f)“Restatement” means that the Company is required to prepare an accounting restatement due to a material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements (i) that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
Section B-2.Recovery on a Restatement.

In the event that the Company is required to prepare a Restatement, the Company shall reasonably promptly recover from a Covered Officer the amount of any erroneously awarded Incentive-Based Compensation that is Received by such Covered Officer during the Recovery Period. The amount of erroneously Received Incentive-Based Compensation will be the excess of the Incentive-Based Compensation Received by the Covered Officer (whether in cash or shares) based on the erroneous data in the original financial statements over the Incentive-Based Compensation (whether in cash or in shares) that would have been Received by the Covered Officer had such Incentive-Based Compensation been based on the restated results, without respect to any tax liabilities incurred or paid by the Covered Officer.
Recovery of any erroneously awarded compensation under this Article B is not dependent on fraud or misconduct by any Covered Officer in connection with a Restatement.
Without limiting the foregoing, for Incentive-Based Compensation based on the Company’s stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Restatement, (a) the amount shall be based on the Company’s reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received and (b) the Company shall maintain documentation of the determination of that reasonable estimate and provide such estimate to the NYSE as required by the Applicable Rules.
Section B-3.Covered Officers and Covered Incentive-Based Compensation.

This Article B covers all persons who are Covered Officers at any time during the Recovery Period for which Incentive-Based Compensation is Received. Incentive-Based Compensation shall not be recovered under this Article B to the extent Received by any person before the date the person served as a Covered Officer. Subsequent changes in a Covered Officer’s employment status, including retirement or termination of employment, do not affect the Company’s right to recover Incentive-Based Compensation pursuant to this Article B.
Article B of this Policy shall apply to Incentive-Based Compensation that is Received by any Covered Officer on or after the Effective Date and that results from attainment of a Financial Reporting Measure based on or derived from financial information for any fiscal period ending on or after the Effective Date. For the avoidance of doubt, this will include Incentive-Based Compensation that may have been approved, awarded, or granted to a Covered Officer on or before the Effective Date if such Incentive-Based Compensation is Received after the Effective Date.

Section B-4.Methods of Recovery; Limited Exceptions.

The Committee shall determine, in its sole discretion, the method of recovering any Incentive-Based Compensation Received pursuant to this Article B, consistent with applicable law, which may include, without limitation, the methods of recovery described in Article D.
No recovery shall be required if any of the following conditions are met and the Committee determines that, on such basis, recovery would be impracticable:
(a)the direct expense paid to a third party to assist in enforcing this Article B would exceed the amount to be recovered; provided that prior to making a determination that it would be impracticable to recover any Incentive-Based Compensation based on the expense of enforcement, the Company shall (i) have made a reasonable attempt to recover the Incentive-Based Compensation, (ii) have documented such reasonable attempts to recover, and (iii) provide the documentation to the NYSE;
(b)recovery would violate home country law where that law was adopted prior to November 28, 2022; provided that, prior to making a determination that it would be impracticable to recover any Incentive-Based Compensation based on a violation of home country law, the Company shall (i) have obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such violation, and (ii) provide a copy of such opinion to the NYSE; or
(c)recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Treasury regulations promulgated thereunder.
Section B-5.Reporting; Disclosure; Monitoring.

The Company shall make all required disclosures and filings with the Regulators with respect to this Policy in accordance with the requirements of the Applicable Rules, and any other requirements applicable to the Company, including the disclosures required in connection with SEC filings.

Article C.
Discretionary Compensation Clawback Policy for
Certain Acts of Misconduct
Section C-1.Specific Defined Terms. For the purposes of this Article C, the following terms have the following meanings:

(a)“Covered Compensation”3 means all (i) incentive-based cash compensation granted to a Covered Person, including, without limitation, any annual bonuses and other short- and long-term cash incentives granted under the Bonus Plan or otherwise, (ii) equity based compensation, including without limitation, stock options, restricted stock, restricted stock units, performance stock units granted under the Equity Plan or otherwise, and (iii) any proceeds or earnings received in respect of (i) or (ii). For the avoidance of doubt, the forgoing includes any compensation that was previously paid, earned, vested, deferred or paid or payable as a component of severance or termination compensation and any other forms of compensation that the Committee determines to be subject to this Article C.

(b)“Covered Event” means the date on which the Committee makes the following determination:
(i)a Restatement has occurred and the Committee determines that a Covered Person engaged in misconduct that directly or indirectly resulted in the Restatement, or
(ii)the Committee determines that a Covered Person has engaged in acts or failures to act that constitute Gross Misconduct as defined below.
(c)“Covered Period” means the fiscal year in which the Committee determines a Covered Event has occurred and the three completed fiscal years immediately preceding such fiscal year.
(d)“Covered Person” means (i) each Covered Officer, (ii) each employee of the Company who receives an equity award under the Equity Plan, and (iii) each employee of the Company who receives an award under the Bonus Plan.
(e)“Gross Misconduct” means (i) the conviction of a felony, or crime of similar magnitude, in connection with the performance or non-performance of the Covered Person’s duties or (b) the willful act or failure to act in a way that results in a material injury to the business or its employees. “Material injury” for this purpose means substantial and not inconsequential as determined by the Committee.
Section C-2.Discretionary Recovery on a Covered Event.

If a Covered Event occurs with respect to a Covered Person, the Committee may determine whether, and the extent to which, the following forms of Covered Compensation should be recovered from such Covered Person: (a) Covered Compensation that is outstanding (whether vested or unvested) as of the date of the Committee’s Covered Event determination, and (b) Covered Compensation that is or was granted, Received (as defined for purposes of Article B), vested, settled or distributed (including, in the case of stock options or stock appreciation rights, compensation received upon exercise) during the Covered Period.
Section C-3. Coverage.

Subsequent changes in a Covered Person’s employment status or status as a service provider, including retirement or termination of employment, do not affect the Company’s rights to recover Covered Compensation pursuant to this Article C.

Article D.
Methods of Recovery
Section D-1.Subject to Section B-4, in the event that the Committee determines that this Policy should apply, to the extent permitted by applicable law, the Company shall, as determined by the Committee in its sole discretion, take any such actions as it deems necessary or appropriate to recover Clawback Compensation. The actions may include, without limitation (and as applicable):

(a)forfeit, reduce or cancel any Clawback Compensation (whether vested or unvested) that has not been distributed or otherwise settled;
(b)seek recovery of any Clawback Compensation that was previously paid to the Covered Officer or Covered Person (as applicable);
(c)seek recovery of any amounts realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based Clawback Compensation;

(d)recoup any amount in respect of Clawback Compensation that was contributed or deferred to a plan that takes into account Clawback Compensation (excluding certain tax-qualified plans, but including deferred compensation plans, and supplemental executive retirement plans, and insurance plans to the extent otherwise permitted by applicable law, including Section 409A of the Code) and any earnings accrued on such Clawback Compensation;
(e)except as otherwise required by Article B, determine whether Clawback Compensation should be recouped on a pre-tax or after-tax basis;
(f)offset, withhold, eliminate or cause to be forfeited any amount that could be paid or awarded to the Covered Officer or Covered Person (as applicable) after the date of determination; and
(g)take any other remedial and recovery action permitted by law, as determined by the Committee.
In addition, the Committee may authorize legal action for breach of fiduciary duty or other violation of law and take such other actions to enforce the obligations of the Covered Officer or Covered Person (as applicable) to the Company as the Committee deems appropriate.

In addition to the foregoing, in the event that a Covered Officer or Covered Person fails to repay or reimburse Clawback Compensation that is subject to recovery, the Committee may require such person to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering Clawback Compensation under this Policy.

Section D-2.Notice. Before the Company takes action to seek recovery of compensation pursuant to this Policy against a Covered Officer or Covered Person (as applicable), the Company shall take commercially reasonable steps to provide such individual with advance written notice of such clawback; provided that this notice requirement shall not in any way delay the reasonably prompt recovery of any erroneously awarded Incentive-Based Compensation pursuant to Article B.
Section D-3.No Indemnification. The Company shall not indemnify any current or former Covered Officer or Covered Person (as applicable) against the loss of erroneously awarded compensation, and shall not pay or reimburse any such person for premiums incurred or paid for any insurance policy to fund such person’s potential recovery obligations.